Exhibit 11.1


                       MILLAR WESTERN FOREST PRODUCTS LTD.

                               (the "Corporation")
                       CODE OF BUSINESS CONDUCT AND ETHICS


     This Code of Business Conduct and Ethics (this "Code") shall apply to the Corporation's Chief Executive Officer, its Chief Financial Officer and its Corporate Controller (the "Affected Executives"). The Corporation shall seek and obtain the commitment of its Chief Executive Officer, its Chief Financial Officer and its Corporate Controller their agreement to abide by all of the terms of this Code.

     This Code sets out standards that are reasonably designed to deter wrongdoing and to promote:

     1. honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and corporate relationships;

     2. full, fair, accurate, timely and understandable disclosure in reports and documents that the Corporation files with, or submits to the Securities and Exchange Commission ("SEC") and in other public communications made by the Corporation;

     3.   compliance with applicable governmental laws, rules and regulations;

     4.   prompt internal reporting to the Chairman of the Audit Committee; and

     5.   accountability for adherence to this Code.

Honest and Ethical Conduct
--------------------------

     The Affected Executives shall, in all matters pertaining to their responsibilities for and on behalf of the Corporation, conduct themselves honestly and ethically.

     The Affected Executives must avoid situations where personal interests could conflict with, or even appear to conflict with, the interests of the Corporation. The Affected Executives owe their first business alliance to the Corporation. They must avoid outside interests that may impair or appear to impair the effective performance of their responsibilities to the Corporation.

Full and Fair Disclosure
------------------------

     Because of the notes that the Corporation has issued, the Corporation has an obligation to make disclosure to the Securities and Exchange Commission ("SEC") and to its noteholders. Information that must be disclosed, as required by the SEC or by the notes or the trust indenture,

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shall be full, fair, accurate, timely and understandable. Disclosures shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading. All information that the Corporation otherwise elects to make public shall be fair, accurate and understandable.

Compliance
----------

     The Affected Executives shall ensure that all levels of the Corporation and its businesses comply in all respects with all applicable governmental laws, rules and regulations.

     When doing business on behalf of the Corporation, the Affected Executives should always adhere to the spirit as well as the letter of the applicable laws, rules and regulations and commonly accepted standards of business conduct. The Affected Executives must avoid activities that could involve or lead to involvement of the Corporation in any unlawful or improper practice. The Affected Executives shall instruct all those employees of the Corporation who are accountable to them, to conduct themselves in a like manner.

Prompt Internal Reporting
-------------------------

     All Affected Executives have a personal responsibility to promptly report to the Chairman of the Audit Committee, in good faith, any activity on the part of any other Affected Executives that appears to violate this Code, the laws and regulations. The Chairman of the Audit Committee shall, promptly take such steps as he or she deems appropriate, including notifying the Corporation's board of directors, to correct the violations.

Accountability
--------------

     Abiding by the standards of this Code and underlying policies is a serious matter. The Corporation will take all reasonable steps to respond appropriately, promptly and consistently to violations of this Code and prevent further situations.